EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements of Edison Control Corporation Nos. 333-30499, 333-41483 and 333-87575 on Form S-8 of our report dated March 29, 2002, incorporated by reference in this Annual Report on Form 10-K of Edison Control Corporation for the year ended January 31, 2002.



/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
April 17, 2002